Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL FINANCIAL, WISCONSIN SCHOOL DISTRICTS SETTLE OPEB LAWSUIT

STIFEL FINANCIAL JOINS DISTRICTS' LAWSUIT AGAINST ROYAL BANK OF CANADA

ST. LOUIS, March 19, 2012 - Stifel Financial Corp. (NYSE: SF) announced a settlement today with five Wisconsin school districts in a lawsuit that the districts filed in 2008 over investments that were created by Royal Bank of Canada (NYSE: RY) and purchased by the districts when Stifel acted as the districts' public finance investment banker. The five school districts are Kenosha Unified School District, Kimberly School District, School District of Waukesha, West Allis/West Milwaukee School District, and Whitefish Bay School District.

Following this settlement, Stifel will join with the districts and their trusts in a suit against Royal Bank of Canada (RBC) seeking more than $200 million.

Under the terms of the settlement, Stifel paid $13 million to the school districts and provided a standby letter of credit for an additional $9.5 million, to be paid when, among other conditions, Stifel resolves a related case with the U.S. Securities and Exchange Commission. The settlement also provides the potential for the school districts to obtain significant additional damages. Appropriate reserves for these amounts have been previously recorded.

As part of this settlement, Stifel has relieved and released the districts from $154 million in moral obligations to repay trust obligations arising under asset-backed notes originally owned by Depfa Bank plc.  The notes were issued by trusts set up by the districts to borrow money as a means of financing the purchase of synthetic collateralized debt obligations (CDOs) manufactured by RBC and purchased by the trusts for $200 million.  The CDOs were the collateral for the notes, and those CDOs are now worthless. In August 2011, Stifel purchased, at a substantial discount, the notes from Depfa.

The districts, their trusts, and Stifel, in its position as holder of the notes and as the investment banker for the transactions, are now coordinating their efforts to pursue their respective claims against RBC based on what the districts, their trusts and Stifel believe were numerous misrepresentations, omissions, and conflicts of interest embedded in the CDOs manufactured by RBC and purchased by the districts' trusts.  The damages sought include approximately $46 million in funds invested by the districts and $154 million in notes, owed by the trusts, originally issued by Depfa Bank and now owned by Stifel.

The districts and trusts are seeking permission to file a new complaint in which they allege misrepresentations by RBC in the synthetic CDO transactions such as:

  Misrepresentation of the risk inherent in the RBC Defendants' CDO investment products purchased by the OPEB Trusts, including understated default risk and an "inaccurate picture of safety that did not reflect the actual risk";

  Misrepresentations regarding the selection of the CDO portfolios, including specifically omitting the fact that "credit selection was primarily conducted by [the RBC Defendants], which primarily chose credits based on their spread rather than their equity"

  Misrepresentation and omissions regarding "bulk load ... substitutions";

  Misrepresentations or omissions regarding the RBC Defendants pricing of its CDO investment product, as well as the fees associated with their CDO Investment Product; and

  Misrepresentations regarding the RBC Defendants' willingness or ability to price the CDO investment products purchased by the OPEB Trusts

"We are pleased to be able to settle this case and join together with the districts in the case against RBC," said Stifel Chairman and CEO Ronald J. Kruszewski. "The districts' and their trusts' amended complaint is a textbook example of material misrepresentations and conflicts of interest which allowed RBC to make millions in undisclosed profits. Both Stifel and the school districts were victims of a product that we believe was deceptively created by RBC. You need to look no further than the facts of this case to understand how credit default swaps and synthetic CDOs contributed to the financial crisis."

"We are pleased to have reached a settlement with Stifel. The complete relief from the districts' moral obligation to repay money borrowed as part of the investment is of great benefit to all the districts," said Dr. Michele Hancock, superintendent of Kenosha Unified School District.  "We are prepared to coordinate with Stifel in pursuing claims against RBC based on what we have learned during the course of this case were serious defects in RBC's investment product.  No district, if it had known what we now know about the product that RBC actually sold us, would have made this investment."

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel clients are served through Stifel, Nicolaus & Company, Incorporated in the U.S., through Stifel Nicolaus Canada Inc. in Canada, and through Stifel Nicolaus Europe Limited in the United Kingdom and Europe. The Company's broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank & Trust offers a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. offers trust and related services. To learn more about Stifel Financial, please visit the Company's web site at www.stifel.com.

For further information, contact: Dan Callahan (314) 583-5050